[Perfumania letterhead]

November 30, 2011

Parlux Fragrances, Inc.
5900 N. Andrews Avenue, Suite 500
Fort Lauderdale, Florida 33309
Attention: Board of Directors

Glenn Nussdorf
c/o Perfumania Holdings, Inc.
35 Sawgrass Drive, Suite 2
Bellport, New York 11713

Re:	Agreement dated September 7, 2011 between Perfumania Holdings, Inc., Glenn Nussdorf and Parlux Fragrances, Inc., as amended by the Amendment to Agreement dated October 28, 2011 (the “Agreement”)

Gentlemen:

Reference is made to the Agreement.  Capitalized terms used in this letter that are defined in the Agreement shall have the same meanings herein as therein.

The parties to the Agreement desire to amend the Agreement to provide for the extension of the Applicable Period from December 2, 2011 to January 6, 2012 and to change certain other dates in the Agreement to reflect such extension.  Accordingly, the Agreement shall be amended as follows:

1.	The end of the Applicable Period shall be extended from December 2, 2011 to January 6, 2012.
2.
Section 1, a of the Agreement shall be amended by replacing (a) “January 13, 2012”, the date relating to the annual shareholders’ meeting of Parlux, with “February 17, 2012”, and (b) “December 9, 2011”, the date relating to the record date for such annual meeting, with “January 13, 2012”

Except as specifically set forth above, the Agreement shall not be deemed amended, modified or supplemented hereby and remains in full force and effect.

[Signature page follows]

Please indicate your agreement to the foregoing in the place provided below and return an executed counterpart hereof to Michael W. Katz, President and CEO of Perfumania.

Very truly yours,

PERFUMANIA HOLDINGS, INC.

By:	/s/ Michael Katz
Name: Michael Katz
Title: President and CEO

Agreed to as of the date first above written

PARLUX FRAGRANCES, INC.

By:	/s/ Glenn H. Gopman
Name: Glenn H. Gopman
Title: Independent Director

By:	/s/ Glenn Nussdorf
Glenn Nussdorf, on his own behalf and on behalf of stockholders of Parlux in whose holdings he claims a beneficial interest